Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Terayon Communication Systems, Inc. for the registration of $125,000,000 of various securities and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the consolidated financial statements and schedule of Terayon Communication Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
October 6, 2003